UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 28, 2006 (July 24, 2006)

BIOSPECIFICS TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19879	11-3054851
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

35 Wilbur Street, Lynbrook, NY 11563
(Address of Principal Executive Office) (Zip Code)

516.593.7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 OTHER EVENTS

On July 24, 2006, BioSpecifics Technologies Corp. (the “Company”) entered into a Settlement Agreement and Specific Release (the “Settlement Agreement”), with Edwin H. Wegman, Thomas L. Wegman, Bio Partners, L.P., a Delaware limited partnership (“Bio Partners”), and Jeffrey K. Vogel (“Mr. Vogel”) to settle a dispute regarding certain loan commitment fees purportedly due from the Company to Bio Partners under a Letter Agreement, dated January 3, 2006, between Bio Partners and the Company (the “Letter Agreement”), and to provide for the termination of the following agreements (i) the $1,575,000 12% Senior Secured Convertible Note made by the Company on June 19, 2003 for the benefit of Bio Partners, (ii) the Securities Purchase Agreement, dated as of June 19, 2003, between the Company, Advance Biofactures Corporation (“ABC”), and Bio Partners, (iii) the Security Agreement, dated June 19, 2003, between the Company, ABC, and Bio Partners, (iv) the Guaranty, dated June 19, 2003, made by ABC in favor of Bio Partners, (v) the Pledge Agreement, dated June 19, 2003, between the Company and Bio Partners, (vi) the Investors Rights Agreement, dated June 19, 2003, between Bio Partners and the Company, (vii) the Intellectual Property Security Agreement, dated as of June 19, 2003, between ABC-NY, Bio Partners and the Company, (viii) the Collateral Assignment of Securities, dated June 19, 2003, between the Company and Bio Partners, (ix) the Collateral Assignment of Securities, dated June 19, 2003, between the Company and Bio Partners, (x) the Letter, dated June 12, 2003, executed by Edwin H. Wegman and Thomas L. Wegman, (xi) the Guaranty made on June 19, 2003 by Edwin H. Wegman in favor of Bio Partners, and (xii) the Pledge Agreement, dated June 19, 2003, between Edwin H. Wegman and Bio Partners (together, the “Loan/Investor Related Documents”).

Under the Letter Agreement referenced above, Bio Partners committed to make a loan to the Company for up to $2 million pursuant to the terms of a definitive agreement to be negotiated. However, the Company’s Board of Directors subsequently determined that it was not in the best interest of the Company to borrow the funds under the Letter Agreement and a dispute arose as to whether any payment was due under the Letter Agreement to Bio Partners and Mr. Vogel as a result of the Board’s determination.

In addition, the Company, Edwin Wegman, Thomas Wegman, Bio Partners, and Mr. Vogel, desired to terminate, and release each other, under the Loan/Investor Related Documents which were executed in connection with a prior loan and investment Bio Partners made to, and in, the Company in June 2003, which loan the Company repaid on June 17, 2005.

In order to avoid the expense, inconvenience and distraction of litigation, the Company decided to amicably resolve the dispute under the Letter Agreement and to resolve certain outstanding issues among them relating to prior investment loan documentation. Under the terms of the Settlement Agreement, in consideration of the payment of certain sums to Bio Partners and Mr. Vogel in respect of the Letter Agreement, and certain undertakings by the Company, the parties agreed to terminate, and release each other with respect to any claims under, the Letter Agreement and the Loan/Investor Related Documents.

Bio Partners has a sole general partner, Bio Management, Inc., a New York corporation whose sole shareholder and President is Mr. Vogel. As of the January 5, 2006, the date of Mr. Vogel’s most recent Form 3 filed with the SEC, Bio Partners and Mr. Vogel beneficially owned 5.51% and 11.26%, respectively, of the Company’s issued and outstanding voting common stock. As of the date of this filing, Mr. Vogel has informed the Company that, as a result of interim transactions, Bio Partners and Mr. Vogel now beneficially own 5.5% and 7.7%, respectively, of the Company’s issued and outstanding voting common stock.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2006
BIOSPECIFICS TECHNOLOGIES CORP.

/s/ Thomas L. Wegman

Thomas L. Wegman President